NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter 2016
BIRMINGHAM, AL – (PRNewswire) – February 22, 2017 – ProAssurance Corporation (NYSE: PRA) reports the following results for the quarter and year ended December 31, 2016:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended December 31			Year Ended December 31
	2016	2015	% Change	2016	2015	% Change
Revenues
Gross premiums written*	$187,450	$160,876	16.5%	$835,014	$812,218	2.8%
Net premiums written	$165,462	$127,431	29.8%	$738,533	$709,285	4.1%
Net premiums earned	$193,694	$164,874	17.5%	$733,281	$694,149	5.6%
Net investment income	$24,727	$26,459	(6.5%)	$100,012	$108,660	(8.0%)
Equity in earnings of unconsolidated subsidiaries	$845	$(139)	707.9%	$(5,762)	$3,682	(256.5%)
Net realized investment gains (losses)	$16,561	$(6,018)	375.2%	$34,875	$(41,639)	183.8%
Other income*	$1,845	$723	155.2%	$7,808	$7,227	8.0%
Total revenues*	$237,672	$185,899	27.9%	$870,214	$772,079	12.7%
Expenses
Net losses and loss adjustment expenses*	$107,293	$92,827	15.6%	$443,229	$410,711	7.9%
Underwriting, policy acquisition and operating expenses*	$60,874	$59,160	2.9%	$227,610	$217,064	4.9%
Total expenses*	$174,161	$154,976	12.4%	$694,013	$643,224	7.9%
Income tax expense (benefit)	$8,663	$(4,025)	315.2%	$25,120	$12,658	98.5%
Net income	$54,848	$34,948	56.9%	$151,081	$116,197	30.0%
Operating income	$44,446	$38,839	14.4%	$129,844	$142,629	(9.0%)
Weighted average number of common shares outstanding
Diluted	53,533	53,426	0.2%	53,448	55,017	(2.9%)
Earnings per share
Net income per diluted share	$1.02	$0.65	56.9%	$2.83	$2.11	34.1%
Operating income per diluted share	$0.83	$0.73	13.7%	$2.43	$2.59	(6.2%)
*Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income.
 See Note 15 of the Notes to Consolidated Financial Statements in the December 31, 2016 Form 10-K for amounts by line item.

Consolidated Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Current accident year loss ratio	80.8%	90.5%	80.1%	82.4%
Effect of prior accident years’ reserve development	(25.4%)	(34.2%)	(19.7%)	(23.2%)
Net loss ratio	55.4%	56.3%	60.4%	59.2%
Expense ratio	31.4%	35.9%	31.0%	31.3%
Combined ratio	86.8%	92.2%	91.4%	90.5%
Operating ratio	74.0%	76.2%	77.8%	74.8%
Return on equity	11.4%	7.1%	8.0%	5.6%

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Management Commentary
“Our fourth quarter results reflect the solid execution of our strategic initiatives with each segment achieving profitability gains over last year. Further, premiums were higher in all segments in the quarter, and indeed for the year, as we added new business that meets our underwriting and pricing objectives while maintaining solid retention of our existing insureds. We deepened our penetration of the market created by evolving, complex healthcare delivery systems and added additional insureds through our coordinated marketing efforts in healthcare and workers’ compensation. Accomplishing this success in such a competitive environment validates the vision we have for ProAssurance and our ability to compete in the dynamic insurance markets in which we operate. Further, it is a testament to the hard work and dedication of our employees and distribution partners,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance.
Fourth Quarter 2016 Highlights

•
The 16.5% quarter-over-quarter increase in gross premiums written was driven by success in all segments. Specialty P&C increased 14.5%, primarily due to an $11.8 million single premium policy written through ProAssurance Risk Solutions (PRS). This is the first risk written by PRS, our unit dedicated to providing sophisticated risk financing solutions for complex organizations. Workers’ Compensation premiums increased $5.9 million or 12.3% driven primarily by new business, which was the same reason premiums in our Lloyd’s segment increased $4.2 million, or 42.3%.

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Net premiums earned also increased in all segments, increasing 17.5% quarter-over-quarter. Within Specialty P&C, 100% of the premium from the PRS policy was earned in the fourth quarter of 2016. In our Lloyd’s segment, the increase in net premiums earned was due to higher premiums written in prior periods and premium adjustments based on the loss experience on that business. Net premiums earned in our Workers’ Compensation segment were 5.8% higher in the quarter than in 2015.

•
We produced $4.0 million of direct premium in the quarter through our coordinated sales and marketing efforts targeting risks served by our Specialty P&C and Workers’ Compensation segments. This is another example of our ability to successfully market additional insurance solutions to our customers across lines of business.

•	Net realized investment gains were $16.6 million in the fourth quarter, which is a $22.6 million increase from the prior-year quarter.

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Net investment income declined quarter-over-quarter primarily due to a $2.2 million reduction in earnings from our fixed income portfolio. This was partially offset by an increase of $1.0 million in the equity in earnings of unconsolidated subsidiaries.

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Net favorable development was $49.3 million in the quarter, compared to $56.3 million in the year-ago period. There was $46.9 million of favorable development in our Specialty P&C segment, reflecting a continuation of better than expected loss severity trends. Our Workers’ Compensation segment saw $2.2 million of favorable development, primarily in our segregated portfolio cell programs. Net favorable development in our Lloyd’s segment was approximately $137,000.

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The consolidated current accident year net loss ratio declined by 9.7 points quarter-over-quarter, primarily due to a reduction in expected loss costs related to mass tort litigation in our Specialty P&C segment.

•
Our consolidated expense ratio declined 4.5 points compared to the prior year quarter, primarily due an increase in net premiums earned in our Specialty P&C segment, partially offset by a higher expense ratio in our Corporate segment. Additionally, there was a $5.4 million decrease in our consolidated underwriting expenses that reflected a current year change in how the management fee was considered and allocated to ULAE. The change had a $5.4 million offsetting effect on consolidated losses and thus did not affect consolidated Net income. Likewise, the change resulted in a 3.3 point decrease to the consolidated expense ratio, which was completely offset by a 3.3 point increase to our consolidated net loss ratio.

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Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with Net income computed in accordance with GAAP. The following table reconciles net income to operating income:

Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Net income	$54,848	$34,948	$151,081	$116,197
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	(16,561)	6,018	(34,875)	41,639
Net realized gains (losses) attributable to SPCs which no profit/loss is retained*	547	(16)	2,049	(1,192)
Guaranty fund assessments (recoupments)	11	(16)	153	218
Pre-tax effect of exclusions	(16,003)	5,986	(32,673)	40,665
Tax effect at 35%	5,601	(2,095)	11,436	(14,233)
Operating income	$44,446	$38,839	$129,844	$142,629
Per diluted common share
Net income	$1.02	$0.65	$2.83	$2.11
Effect of exclusions	$(0.19)	$0.08	$(0.40)	$0.48
Operating income per diluted common share	$0.83	$0.73	$2.43	$2.59
* Net realized investment gains or losses on investments held by our Cayman Islands reinsurance subsidiary, Eastern Re, are recognized in the earnings of our Corporate segment and the portion of earnings related to the gain or loss, net of our participation, is distributed back to the cells through our SPC dividend expense. To be consistent with our exclusion of net realized investment gains or losses recognized in earnings, we are excluding the portion of Net realized investment gains or losses that is included in the SPC dividend expense during all periods presented.

Capital Management
We did not purchase any shares of our common stock during the fourth quarter of 2016 and no purchases have been made as of February 22, 2017. In 2016, we repurchased approximately 44,500 shares at a cost of approximately $2.1 million; $110 million remains available in our Board-authorized stock repurchases program. Since 2007, our current management team has returned $1.7 billion to shareholders through share repurchase and dividends, including $265.7 million in regular and special dividends declared in the fourth quarter 2016 and paid in January 2017.

Balance Sheet Highlights (in thousands, except per share data)
	December 31, 2016	December 31, 2015
Total investments	$3,925,696	$3,650,130
Total assets	$5,065,181	$4,906,021
Total liabilities	$3,266,479	$2,947,667
Common shares (par value $0.01)	$627	$625
Retained earnings	$1,824,088	$1,988,035
Treasury shares	$(419,930)	$(419,560)
Shareholders’ equity	$1,798,702	$1,958,354
Book value per share	$33.78	$36.88

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Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategic direction during a conference call scheduled for 10:00 a.m. ET on Thursday, February 23, 2017. Investors may dial (888) 349-0134 (US), (855) 669-9657 (Canada) (both toll free), or (412) 317-5145. The call also will be webcast at Investor.ProAssurance.com. A replay will be available by telephone through March 22, 2017, at (877) 344-7529 (US), (855)-669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10100212. The replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past ten years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$125,523	$109,641	14.5%	$535,725	$526,296	1.8%
Net premiums written	$104,172	$80,562	29.3%	$458,681	$442,126	3.7%
Net premiums earned	$122,736	$100,249	22.4%	$457,816	$443,313	3.3%
Total revenues	$124,022	$100,277	23.7%	$463,122	$447,874	3.4%

Net losses and loss adjustment expenses	$62,793	$53,112	18.2%	$268,579	$250,168	7.4%
Underwriting, policy acquisition and operating expenses	$26,812	$25,519	5.1%	$104,333	$105,574	(1.2%)
Total expenses	$89,656	$78,631	14.0%	$373,056	$355,742	4.9%
Segment operating results	$34,366	$21,646	58.8%	$90,066	$92,132	(2.2%)

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Current accident year loss ratio	89.4%	111.4%	88.6%	92.3%
Effect of prior accident years’ reserve development	(38.2%)	(58.4%)	(29.9%)	(35.9%)
Net loss ratio	51.2%	53.0%	58.7%	56.4%
Underwriting expense ratio	21.8%	25.5%	22.8%	23.8%
Combined ratio	73.0%	78.5%	81.5%	80.2%
Gross premiums written in our Specialty P&C segment increased $15.9 million compared to the year-ago quarter. Within the segment, hospital and facility premiums were $19.1 million higher compared to the prior-year quarter, which includes the one-time $11.8 million PRS policy. This was partially offset by a $3.2 million quarter-over-quarter decline in physician premium.

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We wrote $20.6 million of new business in the quarter, primarily in physicians and hospitals/facilities. This is a $9.9 million increase over the prior year quarter and excludes the PRS policy.
The same qualities that allowed us to attract new business also helped us retain business. Premium retention in physician professional liability was 87% in the quarter and renewal pricing on physician business was unchanged from the year-ago quarter.
Net favorable loss development was $46.9 million in the fourth quarter of 2016, compared to $58.5 million in the year-ago quarter. Favorable development in our healthcare liability business was $32.0 million, $21.7 million lower than in the same quarter of 2015, primarily because development was more evenly distributed over the course of the year and the overall base of loss reserves is smaller than in the past. However, overall loss trends in these lines remain consistent with recent levels and better than our original expectations for claim severity. We recognized $9.4 million of favorable development in our legal professional liability line and $5.5 million in our medical technology liability line, compared to $2.0 million and $2.8 million, respectively, in the year-ago quarter.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$53,520	$47,644	12.3%	$247,940	$243,608	1.8%
Net premiums written	$47,591	$40,279	18.2%	$223,578	$218,338	2.4%
Net premiums earned	$56,841	$53,726	5.8%	$220,815	$213,161	3.6%
Total revenues	$56,989	$53,857	5.8%	$221,659	$213,653	3.7%

Net losses and loss adjustment expenses	$36,374	$38,198	(4.8%)	$140,534	$140,744	(0.1%)
Underwriting, policy acquisition and operating expenses	$17,971	$16,235	10.7%	$70,464	$63,653	10.7%
Segregated portfolio cell dividend expense (income)	$2,196	$(629)	449.1%	$7,998	$853	837.6%
Total expenses	$56,541	$53,804	5.1%	$218,996	$205,250	6.7%
Segment operating results	$448	$53	745.3%	$2,663	$8,403	(68.3%)

Workers’ Compensation Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Current accident year loss ratio	67.9%	67.0%	66.4%	67.1%
Effect of prior accident years’ reserve development	(3.9%)	4.1%	(2.8%)	(1.1%)
Net loss ratio	64.0%	71.1%	63.6%	66.0%
Underwriting expense ratio	31.6%	30.2%	31.9%	29.9%
Combined ratio	95.6%	101.3%	95.5%	95.9%
The quarter-over-quarter increase in the Workers’ Compensation operating results was primarily due to improved operating results in our segregated portfolio cell (SPC) business and higher net premiums earned, although those increases were partially offset by increased underwriting expenses.
Within our SPC business, the quarter-over-quarter increase in the dividend expense reflected both the underwriting and investments results of our alternative market business ceded to the SPCs at Eastern Re, net of our participation. The SPC investment results, which include net investment income and net realized gains or losses attributable to the SPCs, are reflected in the results of the Corporate segment but also are included in the calculation of the SPC dividend expense in the Workers’ Compensation segment. The SPC investment results included income of $875,000 in the fourth quarter of 2016, compared to income of $137,000 in last year’s fourth quarter. The SPC investment results should be considered in the calculation of the segment operating results, which would produce operating income of $1.3 million in the fourth quarter of 2016, compared to $190,000 for the same period in 2015.

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Gross premiums written increased 12.3% in the fourth quarter of 2016, driven primarily by $10.2 million of new business and premium retention of 86.8%, approximately three points higher than the prior-year period. Audit premium totaled $1.8 million in the fourth quarter of 2016 compared to $1.7 million in the fourth quarter of 2015. We successfully renewed all seven of the SPC programs that were available to renew in the quarter. Rates for renewing business were essentially unchanged in the quarter.
The decrease in the net loss ratio for the three months ended December 31, 2016 reflected improved loss experience in our SPCs, partially offset by a 1.1% increase in our traditional net loss ratio. We recognized net favorable reserve development of $2.2 million for the three months ended December 31, 2016, compared to net unfavorable reserve development of $2.2 million for the same period in 2015. The net reserve development in both quarters included $388,000 related to the amortization of purchase accounting fair value adjustments.
The increase in the underwriting expense ratio for the three months ended December 31, 2016, compared to the same period in 2015, is driven by an increase in incentive compensation and state assessment expenses and a $317,000 final charge related to the termination of a legacy pension plan from a line of business divested in 2010.

Lloyd’s Syndicate Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2016	2015	% Change	2016	2015	% Change
Gross premiums written	$14,287	$10,043	42.3%	$65,157	$56,929	14.5%
Net premiums written	$13,699	$6,590	107.9%	$56,274	$48,821	15.3%
Net premiums earned	$14,117	$10,899	29.5%	$54,650	$37,675	45.1%
Net investment income	$406	$275	47.6%	$1,410	$928	51.9%
Other gains (losses)	$258	$488	(47.1%)	$1,491	$722	106.5%
Total revenues	$14,781	$11,662	26.7%	$57,551	$39,325	46.3%

Net losses and loss adjustment expenses	$8,126	$6,898	17.8%	$34,116	$25,181	35.5%
Underwriting, policy acquisition and operating expenses	$6,173	$5,332	15.8%	$22,832	$18,518	23.3%
Total expenses	$14,299	$12,230	16.9%	$56,948	$43,699	30.3%
Total income tax expense (benefit)	$(1,864)	$487	(482.8%)	$384	$1,240	(69.0%)
Segment operating results	$2,346	$(1,055)	322.4%	$219	$(5,614)	103.9%

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Current accident year loss ratio	58.5%	63.3%	63.3%	66.8%
Effect of prior accident years’ reserve development	(0.9%)	—%	(0.9%)	—%
Net loss ratio	57.6%	63.3%	62.4%	66.8%
Underwriting expense ratio	43.7%	48.9%	41.8%	49.2%
Results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, are reported on a one-quarter lag, except that investments and certain administrative expenses paid in the United States are reported currently for each period.
Syndicate 1729’s gross premiums written were $4.2 million higher compared to the prior year quarter. We continue to add new, tightly-underwritten business in the Lloyd’s market at prices we believe will meet our return expectations.
The net loss ratio in our Lloyd’s Syndicate segment was 5.7 points lower than the fourth quarter of 2015. We believe that loss ratios will continue to fluctuate from quarter to quarter as Syndicate 1729 writes new business and the existing book matures. Until we judge the book of business to be sufficiently mature, we will continue relying heavily on loss assumptions derived from Lloyd's historical data for similar risks as we factor in more of the Syndicate’s actual loss experience.

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Underwriting expenses continued to increase, as expected, and are commensurate with the Syndicate’s growth. As we noted last quarter, the rate of increase has moderated as the operations of the business have become better matched, and more fully supported, by the business being written.
We recognized a $3.0 million tax benefit in the quarter, essentially reversing taxes accrued in prior quarters of this year. The benefit was the result of a change in the calculation of the currency exchange gains and losses on our Syndicate-supporting investments, for UK tax purposes, which are primarily denominated in US dollars.
The business written by Syndicate 1729 remains mostly US-based. Casualty coverages represent 53% of total gross written premium, property constitutes 28% of its risk, catastrophe reinsurance is 15%, and property reinsurance coverages are 4% of the premiums.
Syndicate 1729 has a maximum underwriting capacity of approximately $123.4 million for 2017, and our allocated capacity is 58%, or approximately $71.1 million (both based on exchange rates at December 31, 2016), which we support with a capital commitment of $97.1 million.

Corporate Segment ($ in thousands)
	Three Months Ended December 31			Year Ended December 31
	2016	2015	% Change	2016	2015	% Change
Net investment income	$24,321	$26,184	(7.1%)	$98,602	$107,732	(8.5%)
Equity in earnings (loss) of unconsolidated subsidiaries	$845	$(139)	707.9%	$(5,762)	$3,682	(256.5%)
Net realized investment gains (losses)	$16,544	$(6,017)	375.0%	$34,799	$(41,663)	183.5%
Total revenues	$42,020	$20,257	107.4%	$128,708	$71,808	79.2%
Operating expenses	$10,058	$6,847	46.9%	$30,807	$24,518	25.7%
Interest expense	$3,747	$3,618	3.6%	$15,032	$14,596	3.0%
Income taxes	$10,527	$(4,512)	333.3%	$24,736	$11,418	116.6%
Segment operating results	$17,688	$14,304	23.7%	$58,133	$21,276	173.2%
Segment operating results were higher than in fourth quarter 2015, due to a $22.6 million increase in net realized investment gains, and an increase of almost $1.0 million in earnings from unconsolidated subsidiaries.
Net investment income was lower, quarter-over-quarter, as a result of lower earnings from our fixed income portfolio, which has declined in recent years, primarily due to capital management activity since 2007. Returns from our fixed-income investments have also been affected by the prolonged low-interest rate environment.
Taxes increased $15.0 million, quarter-over-quarter, reflecting the increase in net realized investment gains and higher pre-tax income than in the prior-year period.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss

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reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

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•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's of London market and our participation in Syndicate 1729 include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of Syndicate 1729, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Syndicate 1729’s business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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